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UNITED STATES
SECURITIESANDEXCHANGECOMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 9, 2005

BIG SKY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-28345	72-1381282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 1003, W2, Oriental Plaza, #1 East Chang An Avenue, Dong Chen District, Beijing, China 100738
(Address of principal executive offices)	(Zip Code)

86-10-8518-2686
Registrant’s telephone number, including area cod

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

X    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 1

Item 1.01 Entry into a Material Definitive Agreement

On May 9, 2005, Big Sky Energy Corporation (the “Company”) announced the execution of an agreement with Sun Drilling LLP for the provision of well construction services for the 2005 drilling program of both KoZhaN LLP and Vector Energy West LLP (subsidiaries of the Company).

Section 2

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Under the terms of the agreement noted above in Item 1.01, the Company agrees to pay 20% of Sun Drilling’s pre-agreed well construction cost in cash as each well is completed.

Under the terms of the agreement noted in Item 1.01 above, the Company signed a term sheet relating to convertible debentures to secure a US$17.5 million facility from Sun Drilling LLP.  These convertible debentures secures the 80% remaining balance of agreed well construction costs, payable within one year, and carries an interest rate of LIBOR + 4% per annum.  Under the terms of this debenture, Sun Drilling LLP will have the right to convert the balance of the convertible debentures to the Company’s common stock after 365 days from the issuance of each invoice, at a convertible price not to exceed Two dollars (US$2.00).  There is an optional redemption clause that permits Sun Drilling LLP, upon 30 days notice, on or before the Maturity Date, to redeem the convertible debentures, in whole or from time to time in part at the option of Sun Drilling LLP, at a redemption price equal to the Conversion Price plus accrued and unpaid interest.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

Exhibit No.	Description
10.34	Convertible Debenture Indicative Term Sheet.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:       May 19, 2005

BIG SKY ENERGY CORPORATION

By: __/s/ Bruce H. Gaston________________

Name:  Bruce H Gaston

Title:    Chief Financial Officer and Director